EXHIBIT 4.1

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of the capital stock of Option Care Health, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”). The brief description is based on our Fourth Restated Certificate of Incorporation (our “charter”), amended and restated bylaws (our “bylaws”), and provisions of applicable law. The following description does not purport to be complete and is subject to, and qualified in its entirety by, the full text of our charter and our bylaws, which we have previously filed with the SEC and are incorporated by reference herein.

GENERAL

The Company’s authorized capital stock consists of 250,000,000 shares of common stock, par value $0.0001 per share (“common stock”), and 12,500,000 shares of preferred stock, par value $0.0001 per share (“preferred stock”).

COMMON STOCK

Voting Rights

Each share of common stock entitles the holder thereof of one vote for each share held by such holder on all matters voted on by stockholders of the Company, provided, however, that, except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to our charter (including any certificate of designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our charter (including any certificate of designation relating to any series of preferred stock) or pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).

Ranking

Except as otherwise required by law or expressly provided in the Company’s charter, each share of common stock has the same powers, rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

Dividends

Subject to the rights of the holders of preferred stock and to the other provisions of applicable law and the Company’s charter, holders of common stock will be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Company if, as and when declared thereon by the Company’s Board of Directors (the “Board”) from time to time out of assets or funds of the Company legally available therefor.

Liquidation

Subject to the rights of holders of preferred stock, in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the Company’s debts and any other payments required by law and amounts payable upon shares of preferred stock ranking senior to the shares of common stock upon such dissolution, liquidation or winding up, if any, the remaining net assets of the Company will be distributed to the holders of shares of common stock and the holders of shares of any other class or series ranking equally with the shares of common stock upon such dissolution, liquidation or winding up, equally on a per share basis.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, conversion or other rights to subscribe for additional securities and there are no redemption or sinking fund provisions applicable to our common stock.

PREFERRED STOCK

The Board is authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions for the issuance of shares of preferred stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of preferred stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the approval of the Board and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Company entitled to vote generally in an election of directors, without the separate vote of the holders of the preferred stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

We may issue additional shares of common stock or preferred stock without stockholder approval, subject to applicable rules of The Nasdaq Stock Market LLC and Delaware law, for a variety of corporate purposes, including future public or private offerings to raise capital, corporate acquisitions, and employee benefit plans and equity grants. The existence of unissued and unreserved common stock and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR CHARTER AND BYLAWS

The following is a brief description of the provisions in our charter and bylaws that could have an effect of delaying, deferring, or preventing a change in control of the Company.

Director Nominations, Vacancies and Removal

Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, disqualification, removal from office or any other cause may be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and may not be filled in any other manner.

Subject to the rights of the holders of any series of preferred stock then outstanding and notwithstanding any other provision of the Company’s charter, directors may be removed with or without cause upon the affirmative vote of stockholders representing at least sixty-six and two-thirds percent (66⅔%) of the voting power of the then outstanding shares of capital stock of the Company then entitled to vote generally in the election of directors (“Voting Stock”), at a meeting of the Company’s stockholders called for that purpose.

Action by Written Consent

Any action required or permitted to be taken by the Company’s stockholders may be taken only at a duly called annual or special meeting of the Company’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided the resolutions creating such series of preferred stock.

Special Meetings of Stockholders

Subject to the rights of the holders of any series of preferred stock then outstanding and to the requirements of applicable law, special meetings of stockholders of the Company held may be called only (i) by or at the direction of the Board or the Chairman of the Board pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Company would have if there were no vacancies or (ii) by the Chairman of the Board of Directors at the written request of the holders of at least 25% of the voting power of the then outstanding shares of Voting Stock as of the record date for determining the stockholders entitled to request that a special meeting be called through the date of the meeting, provided that no shares of Voting Stock shall be included in such percentage unless they have been continuously held for at least one year prior to the date such request is delivered to the Company and the request complies with the procedures for calling a special meeting as set forth in our bylaws.

Advance Notice for Stockholder Proposals and Nominations

Our bylaws contain provisions requiring advance notice be delivered to the Company of any business to be brought by a stockholder before an annual meeting and providing for procedures to be followed by stockholders in nominating persons for election to our Board of Directors, including stockholder nominees to be included in our proxy statement. A stockholder must give notice no later than the 90th day nor earlier than the 120th days before the one-year anniversary of the date on which we held our annual meeting of stockholders the previous year. The notice must contain the information required by our bylaws, and the stockholder(s) and nominee(s) must comply with the information and other requirements required by our bylaws.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our charter provides otherwise. Our charter does not provide for cumulative voting for our directors. The absence of cumulative voting may make it more difficult for stockholders owning less than a majority of our common stock to elect any directors to our Board.

Approval of Business Combinations with Interested Stockholders

We do not opt out of Section 203 of the DGCL in our charter, and thus are subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. This may have an anti-takeover effect with respect to transactions not approved in advance by our Board, including discouraging attempts that might result in a premium over the market price for the shares of our common stock.

Supermajority Voting Requirements to Amend Our Charter and Bylaws

Subject to the rights of holders of any series of preferred stock then outstanding, notwithstanding any other provision of our charter or bylaws, and in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, no provision of Articles Five, Six, Seven, Eight or Nine of our charter may be altered, amended or repealed in any respect, nor may any provision of our charter or bylaws inconsistent therewith be adopted, unless in addition to any other vote required by our charter or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of holders of at least sixty-six and two-thirds percent (66⅔%) of the voting power of all outstanding shares of Voting Stock, voting together as a single class, at a meeting of the Company’s stockholders called for that purpose.

Subject to the rights of holders of any series of preferred stock then outstanding, in furtherance and not in limitation of the powers conferred by law, our bylaws may be amended, altered or repealed and new bylaws made by (i) the Board or (ii) in addition to any of the holders of any class or series of capital stock of the Company required herein (including any certificate of designation relating to any series of preferred stock), the Bylaws or applicable law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) of the voting power of the then outstanding Voting Stock, voting together as a single class.

LISTING

Our common stock is traded on the Nasdaq Global Select Market under the symbol “OPCH.”